CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 16, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998
Annual Report to Shareholders of the LPT Variable Insurance Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
April 29, 1999